Free Writing Prospectus
Registration Statement No. 333-178081
Dated April 13, 2012
Filed pursuant to Rule 433

    InstItutIonal EquIty

Morgan Stanley Cushing([R]) MLP

High Income Index ETN

Exchange Traded Notes ("ETNs") are senior, unsecured debt obligations of Morgan
Stanley and are intended to provide access to various indices. The Morgan
Stanley Cushing([R]) MLP High Income Index ETN (ticker: MLPY) tracks the performance of the Cushing([R]) MLP High Income Index (the "Index"). Quarterly
coupon payments, if any, are linked to the cash distributions paid on the MLPs in the Index, less accrued tracking fees.

The Cushing([R]) MLP High Income Index is a criteria-weighted index tracking the performance of 30 Master Limited Partnerships ("MLPs") which hold energy and shipping assets in North America. The Index is a proprietary index developed by Cushing([R]) MLP Asset Management, L.P. ("Cushing"), as index sponsor, and maintained and calculated by Standard and Poor's Financial Services
LLC, a subsidiary of The McGraw-Hill Companies, Inc. ("S and P"), as Index
Calculation Agent. These Index constituents are chosen for having the highest current indicative yields(1) among MLPs meeting certain criteria within the framework of a proprietary three-tiered weighting system.

MlP ovErviEw: whaT arE MlPs?
MLPs are partnerships that trade on U.S. public exchanges or markets (e.g.,
NYSE). Most MLPs own and operate assets in the energy sector as natural resource-based companies that own, build and maintain the energy infrastructure
(e.g., pipelines, storage facilities, gathering systems and processing plants)
of North America. They are structured as partnerships rather than taxable corporations, so they do not pay federal or state income taxes at the entity level. The business model of a typical MLP seeks the advantages of high barriers to entry, low price sensitivities and continued demand for energy-related products and services due to overall energy demand.

why iNvEsT iN MlPs?
MLPs have historically performed well in a variety of market environments, typically with low correlation to the market. Investors have favored this asset class for its recent history of high, stable and growing distributions.
However, there can be no assurance that performance, low correlation or high distributions will continue in the future.

 ETN ProducT ProfilE
                                            Morgan Stanley Cushing([R])
 Product Name                               MLP High Income Index ETN
------------------------------------------- ------------------------------------------------------
 ETN Ticker                                 MLPY Equity
------------------------------------------- ------------------------------------------------------
 Intraday Indicative Value Ticker           MLPY.IV Equity
------------------------------------------- ------------------------------------------------------
 Underlying Index                           The Cushing([R]) MLP High Income Index
------------------------------------------- ------------------------------------------------------
 Index Ticker                               MLPY Index
------------------------------------------- ------------------------------------------------------
 Issuer                                     Morgan Stanley
------------------------------------------- ------------------------------------------------------
 Current Indicative Yield of ETN(2)         7.04%
------------------------------------------- ------------------------------------------------------
 ETN Annual Tracking Fee                    0.85%
------------------------------------------- ------------------------------------------------------
 Primary Exchange                           NYSE Arca
------------------------------------------- ------------------------------------------------------
 CUSIP                                      61760E846
------------------------------------------- ------------------------------------------------------
 ETN Inception Date                         March 16, 2011
------------------------------------------- ------------------------------------------------------
 ETN Maturity Date                          March 21, 2031
------------------------------------------- ------------------------------------------------------
Source: Bloomberg, as of March 30, 2012. The quarterly distributions on the ETNs, if any, will be based on the actual quarterly distributions made by the MLPs that are included in the Index net of the Annual Tracking Fee of 0.85% per annum.

iNdEx ToTal rETurNs (%)                1-yE ar   5-yE ar
                                       rETurN  aNNualizEd
The Cushing([R]) MLP High Income Index (1.98)%    11.20%
-------------------------------------- ------- ----------
Alerian MLP Index                       9.55%     11.86%
-------------------------------------- ------- ----------
S and P 500([R]) Index                      8.54%      2.01%
-------------------------------------- ------- ----------
S and P 500([R]) Utilities Index           14.82%     1.55%
-------------------------------------- ------- ----------
FTSE NAREIT Equity REITs Index[]       11.29%    (0.12)%
-------------------------------------- ------- ----------
BarCap US Aggregate Bond Index[]        7.71%     6.25%
-------------------------------------- ------- ----------

1 The "current indicative yield" of a security is defined as the last quarterly distribution annualized divided by the current security price, with adjustment in some cases made for more current information. See "Information About the
Index-- Current Indicative Yield" in the pricing supplement.
Since the current indicative yield reflects only the last quarterly distribution by the MLP, there can be no assurance that the MLPs included in the Index based on this past performance will make any distributions in the next or any future period.

2 The "current indicative yield of ETN" equals the latest quarterly coupon annualized and divided by the ETN closing price on March 30, 2012.

Source: Bloomberg, as of March 30, 2012. The returns are provided for informational purposes only. The returns are total returns, which reflect the performance of each index including divi[] dends. Historical performance of the
Index is not indicative of future performance of the Index or the ETNs. There is no guarantee that the Index or the ETNs will perform as well as or outperform any investment strategy. The data for the Cushing([R]) MLP High
Income Index for the period prior to its inception on July 19, 2010 is pro forma and is derived by using the Index's calculation methodology with historical prices.

BENEfiTs of iNvEsTiNg iN ThE ETNs
[] Portfolio of MLPs: Exposure to a portfolio of 30 high income MLPs in a single investment.
[] Variable quarterly coupons: Based on the cash distributions, if any, made by the MLPs in the Index, less fees.
[] Simpli[]ed tax reporting: Investors receive Form 1099 (for coupon payments);
no K-1 forms to deal with for underlying MLP exposure. [] Reduced tracking error: Performance calculated based on benchmark index.

HISTORICAL TOTAL RETURN INDEX PERFORMANCE
FROM INCEPTION OF THE CUSHING([R]) MLP HIGH INCOME INDEX

Source: Bloomberg, as of March 30, 2012. Each of these indices was calculated based on a level for such index set equal to 100% on July 19, 2010. Historical performance of the Index is not indicative of future performance of the Index or of the ETNs. Fluctuations in the Index level may be more or less than that for the value of the ETNs. There is no guarantee that the Index or the ETNs will perform as well as or outperform any alternative investment strategy.

whaT arE soME of ThE kEy risks iN ThE ETNs?
[] The ETNs may result in a loss of some or all of your investment. [] The ETNs are unsecured debt obligations of Morgan Stanley and therefore are subject to the credit risk of Morgan Stanley.
[] Coupon payments are not guaranteed, will be variable and may be zero. The
Accrued Tracking Fee reduces the potential coupons and/or the payment at maturity, call or upon early repurchase.
[] The ETNs may not have an active secondary market and may not continue to be listed over their term.
[] The Index constituents are concentrated in the energy industry. The Index is solely comprised of securities of MLPs which hold energy and shipping assets in
North America.
[] The payment on the ETNs at maturity or call, or upon early repurchase, is linked to the VWAP Level, not to the closing level of the Index and not to the published intraday indicative value of the ETNs. The VWAP Level of the
Underlying Index will most likely differ from the closing level of the
Underlying Index.
[] Your right to obligate us to repurchase the ETNs is on a weekly basis and is subject to a substantial minimum size restriction of

at least 100,000 ETNs and a Repurchase Fee of 0.125% of the applicable
Repurchase Amount as of the Repurchase Valuation Date. Liquidity could be limited if you hold less than the minimum amount of ETNs.
[] The ETNs may be accelerated and mandatorily repurchased by the Issuer, resulting in a loss of some or all of your investment.
[] You will not know the Repurchase Amount that you will receive at the time you elect to request that we repurchase your ETNs.
[] Signi[]cant aspects of the tax treatment of the ETNs are uncertain.

The risks identi[]ed above are not exhaustive. You should also review carefully the related "Risk Factors" section of the relevant pricing supplement for the
ETNs and the accompanying prospectus and prospectus supplement.

ToP 10 cushiNg([R]) MlP high iNcoME iNdEx coMPoNENTs
Name                                   Ticker        weight
-------------------------------------- ------------- ------
Teekay LNG Partners LP                 TGP           5.67%
-------------------------------------- ------------- ------
NuStar Energy LP                        NS           5.36%
-------------------------------------- ------------- ------
Linn Energy LLC                        LINE          5.32%
-------------------------------------- ------------- ------
BreitBurn Energy Partners LP           BBEP          5.04%
-------------------------------------- ------------- ------
Regency Energy Partners LP             RGP           5.03%
-------------------------------------- ------------- ------
Energy Transfer Partners LP            ETP           4.99%
-------------------------------------- ------------- ------
Rentech Nitrogen Partners LP           RNF           4.78%
-------------------------------------- ------------- ------
Natural Resource Partners LP           NRP           4.38%
-------------------------------------- ------------- ------
Calumet Specialty Products Partners LP CLMT          4.35%
-------------------------------------- ------------- ------
Ferrellgas Partners LP                 FGP           4.32%
-------------------------------------- ------------- ------

Source: Bloomberg, as of March 30, 2012

LAST 12 MONTH DIVIDEND YIELD

Cushing([R]) High Income                                       7.35%
         MLP Index
   Alerian MLP Index                                  5.78%
        REITs Index                            4.02%
       Utilities Index                        4.23%
    S and P 500([R]) Index           1.95%
                         ---- ---------- ---- ------ --------- -----
               0.0%      1.0% 2.20% 3.0% 4.0%  5.0%  6.0% 7.0% 8.0%

Source: Bloomberg, as of March 30, 2012. "Alerian MLP Index," "REITs Index,"
"Utilities Index" and "S and P 500([R]) Index" refer to the Alerian MLP Index, the
Dow Jones U.S. Real Estate Index, the Utilities Select Sector Index and the S and P
500([R]) Index, respectively. The last twelve[]month dividend yield equals the sum of gross dividend per share amounts that have gone ex[]dividend over the prior 12 months, divided by the current price on the date shown above.

coNTacT dETails
Telephone: 1-855-227-2994
Website: www.morganstanley.com/mlpy E-mail: etns@morganstanley.com

Morgan Stanley ("MS") has []led a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this material relates. Before you invest, you should read the prospectus in that registration statement, the applicable pricing supplement, prospectus supplement and other documents MS has []led with the SEC for more complete information about Morgan Stanley and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively,
Morgan Stanley will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649, or you may request a copy from any other dealer participating in the offering.
This material is provided by MS or its af[]liate ("Morgan Stanley"). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. An investment in MS ETNs involves risks, including possible loss of principal. For a description of the restrictions relating to the ETNs and the primary risks see the applicable pricing supplement. The
[]nancial instruments described herein may not be suitable for all investors and suitability should be determined for each investor. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters. In the
U.S., securities underwriting, trading and brokerage activities and M and A advisory activities are provided by Morgan Stanley and Co. LLC, a registered broker-dealer that is a wholly owned subsidiary of Morgan Stanley, a member of the New York Stock Exchange and other principal exchanges, and a member of
SIPC.
[C] Morgan Stanley 2012, all rights reserved.